Exhibit 10.3

SIXTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

This Sixth Amendment to Loan and Security Agreement (this “Sixth Amendment”) made and entered into as of the 22nd day of September, 2022, is by and among S&W Seed Company, a Nevada corporation (“S&W Seed”), Seed Holding, LLC, a Nevada limited liability company (“Seed Holding”), and Stevia California, LLC, a California limited liability company (“Stevia CA”; S&W Seed, Seed Holding and Stevia CA are each individually a “Borrower” and collectively referred to as "Borrowers"), the other Loan Parties hereto, the financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, the “Lenders”), and CIBC Bank USA (in its individual capacity, “CIBC”), as administrative agent for the Lenders (“Administrative Agent”).

W I T N E S S E T H:

Whereas, prior hereto, Lenders provided loans, extensions of credit and other financial accommodations to Borrowers pursuant to (a) that certain Loan and Security Agreement dated as of December 26, 2019, as amended by that certain First Amendment to Loan and Security Agreement dated as of September 22, 2020, that certain Second Amendment to Loan and Security Agreement dated as of December 30, 2020, that certain Third Amendment to Loan and Security Agreement dated as of May 13, 2021, that certain Fourth Amendment to Loan and Security Agreement dated as of September 24, 2021, and that certain Fifth Amendment to Loan and Security Agreement dated as of May 13, 2022, each by and among Lenders, Borrowers, the other Loan Parties thereto and Administrative Agent (collectively, the “Loan Agreement”), and (b) the other documents, agreements and instruments referenced in the Loan Agreement or executed and delivered pursuant thereto;

Whereas, Borrowers desire Administrative Agent and Lenders to, (a) among other things, decrease the Total Revolving Loan Commitment from $20,000,000 to $18,000,000, (b) modify the Eligible Inventory Sublimit, and (c) waive the Existing Defaults, as hereinafter defined (collectively, the “Additional Financial Accommodations”); and

Whereas, Administrative Agent and Lenders are willing to provide the Additional Financial Accommodations, but solely on the terms and subject to the provisions set forth in this Sixth Amendment and the other agreements, documents and instruments referenced herein or executed and delivered pursuant hereto.

Now, Therefore, in consideration of the foregoing, the mutual promises and understandings of the parties hereto set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Administrative Agent, Lenders, Borrowers and the other Loan Parties hereto hereby agree as set forth in this Sixth Amendment.

I. Definitions.

A. Use of Defined Terms. Except as expressly set forth in this Sixth Amendment, all terms which have an initial capital letter where not required by the rules of grammar are used herein as defined in the Loan Agreement.

B. Amended Definitions. Effective as of the Sixth Amendment Effective Date, Section 1.1 of the Loan Agreement is hereby amended by substituting the definitions set forth below for the corresponding definitions set forth in the Loan Agreement, respectively:

Eligible Inventory Sublimit shall mean, as of the Sixth Amendment Effective Date, $9,000,000.00, or such higher or lower number as may be determined by Administrative Agent in its sole and absolute discretion; provided that (a) the Eligible Inventory Sublimit shall automatically decrease by the amount of the proceeds of the Specified Letter of Credit received by Administrative Agent and applied to the Revolving Loans in accordance with Section 2.3.3(c)

effective upon Administrative Agent’s receipt of such proceeds, and (b) for so long as the Specified Letter of Credit is outstanding, Administrative Agent shall not decrease the Eligible Inventory Sublimit to an amount that is less than the proceeds available to be drawn under the Specified Letter of Credit.

Maturity Date shall mean the first to occur of (a) December 23, 2022 or (b) the scheduled maturity date or acceleration of the Rooster Lender Debt.

Maximum Loan Amount shall mean Eighteen Million and No/100 Dollars ($18,000,000.00).

Permitted Liens shall mean (i) statutory liens of landlords, carriers, warehousemen, processors, mechanics, materialmen or suppliers incurred in the ordinary course of business and securing amounts not yet due or declared to be due by the claimant thereunder or amounts which are being contested in good faith and by appropriate proceedings and for which such Loan Party or Subsidiary has maintained adequate reserves; (ii) liens or security interests in favor of Administrative Agent; (iii) liens for taxes, assessments and governmental charges not yet due and payable or which are being contested in good faith and by appropriate proceedings and such Loan Party or Subsidiary is in compliance with clauses (i) and (iii) of Section 12.8; (iv) zoning restrictions and easements, licenses, covenants and other restrictions affecting the use of real property that do not individually or in the aggregate have a Material Adverse Effect on such Loan Party's or Subsidiary’s ability to use such real property for its intended purpose in connection with such Loan Party's or Subsidiary’s business; (v) liens in connection with purchase money Debt and capitalized leases otherwise permitted pursuant to this Agreement, provided, that such liens attach only to the assets the purchase of which was financed by such purchase money Debt or which are the subject of such capitalized leases; (vi) liens set forth on Schedule 1; (vii) liens specifically permitted by Required Lenders in writing; (viii) judgment liens not constituting an Event of Default under Section 15.9; (ix) liens in the form of deposits or pledges incurred in connection with worker's compensation, unemployment compensation and other types of social security (excluding liens arising under ERISA) securing amounts which are not overdue; (x) liens in connection with surety bonds, bids, performance bonds and similar obligations securing amounts not in excess of $250,000.00 and which are not overdue; (xi) involuntary liens securing amounts less than $250,000.00 and which are released or for which a bond acceptable to Administrative Agent in its sole discretion, determined in good faith, has been posted within ten (10) days of its creation, (xii) liens on the Rooster Collateral securing the Rooster Debt, which liens shall be subject to the Rooster Intercreditor Agreement, (xiii) upon consummation of the Related Transactions, liens in favor of Zions First National Bank encumbering the assets of Reclamation Seed Corporation and its Subsidiaries and securing the “Granite Seed Debt”, as such term is defined in Annex 2, (xiv) Liens existing on fixed assets of the target of an Permitted Acquisition at the time of such Acquisition, in each case after the date hereof and the replacement, modification, extension or renewal of any Lien permitted by this clause upon or in the same property previously subject thereto in connection with the replacement, modification, extension or renewal of the Debt secured thereby; provided that (A) such Lien was not created in contemplation of such Acquisition, (B) such Lien does not extend to or cover any other assets or property (other than (1) the proceeds or products thereof, (2) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (3) any other Permitted Lien), and (C) any Debt secured thereby is permitted under Section 13.2, (xv) Liens granted in respect of and in accordance with the Specified Letter of Credit Documents provided such Liens are subordinated to the Liens in favor of Administrative Agent pursuant to the MFP Subordination Agreement, and (xvi) other liens, in addition to the liens listed above, not incurred in connection with the incurring of Debt, securing amounts, in the aggregate, not to exceed $100,000.00 at any time.

Revolving Loan Reserve shall mean an amount equal to Ten Million and No/100 Dollars ($10,000,000.00) or such other amount established by Lender in its sole and absolute discretion from time to time; provided that for so long as the Specified Letter of Credit is outstanding, Lender shall not increase the Revolving Loan Reserve.

Total Revolving Loan Commitment shall mean an amount equal to Eighteen Million and No/100 Dollars ($18,000,000.00) except as such amount may be increased or, upon the occurrence and at all times during the continuance of an Event of Default, decreased by Required Lenders in their sole discretion.

C. New Definitions. Effective as of the Sixth Amendment Effective Date, Section 1.1 of the Loan Agreement is hereby amended by adding the following new definition thereto in the appropriate alphabetical order:

MFP shall mean MFP Partners, L.P., a Delaware limited partnership.

MFP Loan Agreement shall mean that certain Subordinate Loan and Security Agreement, dated as of the Sixth Amendment Effective Date, by and between MFP and the S&W Seed, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, in each case in form and substance satisfactory to Administrative Agent in its sole discretion.

MFP Subordination Agreement means that certain Subordination Agreement dated as of the Sixth Amendment Effective Date by and between Administrative Agent and MFP, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, in each case in form and substance satisfactory to Administrative Agent in its sole discretion.

Sixth Amendment Effective Date shall mean September 22, 2022.

Specified Letter of Credit shall mean that certain Letter of Credit No. NUSCG044349 issued by JPMorgan Chase Bank, N.A. for the account of MFP, in the original face amount of $9,000,000, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, in each case in form and substance satisfactory to Administrative Agent in its sole discretion.

Specified Letter of Credit Documents shall mean (a) the Specified Letter of Credit, the MFP Loan Agreement, and the MFP Subordination Agreement, and (b) subject to Administrative Agent’s consent and approval, any other instrument, agreement, or document entered into, now or in the future, by S&W Seed, any Loan Party or any of its Subsidiaries and any other parties in connection with the Specified Letter of Credit.

II. Amendments to Loan Agreement. Effective as of the Sixth Amendment Effective Date:

A. Mandatory Prepayments. Section 2.3.3(c) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(c) Proceeds of Specified Letter of Credit. Upon receipt by Administrative Agent of the proceeds of any draw on the Specified Letter of Credit, Administrative Agent shall apply such proceeds in each case to the outstanding principal of the Revolving Loans until paid in full, with a permanent reduction of the Revolving Loan Commitment and Total Revolving Loan Commitment in the amount of such payment, and then against the other Obligations as determined by Administrative Agent.”

B. Debt. Section 13.2 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“13.2. Debt. No Loan Party nor any Subsidiary shall create, incur, assume or become obligated (directly or indirectly), for any Debt other than the Obligations, except that the Loan Parties and Subsidiaries may (i) incur Subordinated Debt; (ii) maintain their present Debt listed on Schedule 11.14 hereto; (iii) incur Contingent Liabilities arising with respect to customary indemnification obligations and earn out payments and with respect to Non-Loan Party Subsidiaries deferred consideration from the proceeds of Inventory and accounts receivable (subordinated to the Obligations in a manner satisfactory to Administrative Agent unless waived by Administrative Agent) in favor seller in connection with the Related Transactions or in connection with Permitted Acquisitions and purchases in connection with dispositions permitted under this Agreement; (iv) incur purchase money Debt or capitalized lease obligations in connection with Capital Expenditures permitted pursuant to Section 14.5 hereof incurred in connection with the purchase of Equipment; (v) incur Hedging Obligation approved by Administrative Agent and in favor of a Lender or an Affiliate thereof for bona fide hedging purposes and not for speculation;(vi) solely with respect to the Loan Parties, incur operating lease obligations requiring payments not to exceed $2,000,000.00 in the aggregate during any Fiscal Year of the Loan Parties; (vii) make loans to, and guaranties of Debt of, one another so long as (X) each is a Loan Party, or (Y) with respect to Non-Loan Party Subsidiaries, the amount thereof does not exceed $250,000.00 in the aggregate; (viii) incur other unsecured Debt, in addition to the Debt listed above, in an aggregate principal amount not to exceed $250,000.00, (ix) incur the Rooster Debt, so long as such Debt is subject to the Rooster Intercreditor Agreement, (x) upon consummation of the Related Transactions, incur the Debt as set forth on Annex 2, provided any such Debt is subject to the Related Transactions Subordination Agreement, (xi) maintain Debt pursuant to extensions, renewals and refinancing of the Debt set forth in clauses (i), (ii) and (iv) above so long as the principal amount of such Debt is not increased (and any terms with respect to clause (i) above are permitted by the applicable subordination agreement), (xii) the PPP Loan, and (xiii) incur Debt to MFP as a result of its reimbursement obligations owing to MFP under the Specified Letter of Credit Documents.”

D. Liquidity. Section 14.2 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“14.2 Minimum Liquidity. Loan Parties shall not permit Liquidity at any time to be less than at all times from and after the Sixth Amendment Effective Date, $1,000,000, tested weekly as of the last day of each week.”

D. Cross-Default. Section 15 of the Loan Agreement is hereby amended by adding the following new Section 15.17 thereto immediately following Section 15.16:

“15.7 Rooster Default. The occurrence of a breach, default or event of default under any Rooster Loan Document, and such breach, default or event of default is not cured or waived within the time, if any, specified in the applicable Rooster Loan Document. Notwithstanding the foregoing, Borrowers’ breach of the Rooster Loan Documents’ total debt coverage ratio for the fiscal year ending June 30, 2022 shall not constitute an Event of Default to the extent such breach remains subject to the limited waiver provided under that certain letter dated September 14, 2022, issued by Conterra Agricultural Capital, LLC, as agent for Rooster, to S&W Seed.”

E. Annex 1 to the Loan Agreement is hereby deleted and replaced with Annex 1 attached to this Sixth Amendment.

F. Schedule 11.9 to the Loan Agreement is hereby supplemented as set forth on Annex 2 attached to this Sixth Amendment.

III. Conditions Precedent. Administrative Agent’s and Lenders’ obligations to provide the Additional Financial Accommodations to Borrowers are subject to the full and timely performance of the following covenants prior to or contemporaneously with the execution and delivery of this Sixth Amendment:

A. Borrowers executing and delivering, or causing to be executed and delivered to the Administrative Agent and the Lenders, the following documents, each of which shall be in form and substance acceptable to the Administrative Agent and the Lenders:

(i) a Note of even date herewith, payable by Borrowers to the order of CIBC in the original principal amount of $18,000,000.00;

(ii) the Specified Letter of Credit Documents;

(iii) a consent to this Sixth Amendment and the Specified Letter of Credit Documents from Rooster; and

(iv) such other agreements, documents and instruments as Administrative Agent or Lenders may reasonably request.

B. No Default or Event of Default exists under the Loan Agreement, as amended by this Sixth Amendment, or any of the other Loan Documents other than the Existing Defaults;

C. No claims, litigation, arbitration proceedings or governmental proceedings not disclosed in writing to Administrative Agent and the Lenders prior to the date of hereof shall be pending or known to be threatened against Borrowers or any other Loan Party and no known material development not so disclosed shall have occurred in any claims, litigation, arbitration proceedings or governmental proceedings so disclosed which in the opinion of Administrative Agent is likely to materially or adversely affect the financial position or business of Borrowers or any other Loan Party or the capability of Borrowers to pay their obligations and liabilities to Lenders;

D. There shall have been no Material Adverse Effect since the date of each Borrower’s most recent financial statements delivered to Administrative Agent; and

E. Borrowers shall deliver to Administrative Agent a consent to this Sixth Amendment issued by Rooster, in form and substance satisfactory to Administrative Agent.

IV. Organizational Information. Each Loan Party hereby represents and warrants to Administrative Agent and Lenders that as of the Sixth Amendment Effective Date, (a) the formation and organizational documents of each such Loan Party attached to the Company General Certificates dated as of December 26, 2019, executed and delivered by each such Loan Party to Administrative Agent and Lenders (the “Certificates”), have not been modified or altered in any way, (b) the officers, members or managers, as applicable, for each Loan Party set forth in each such Certificate, that are authorized to execute documents on behalf of such Loan Party remain duly authorized officers, members or managers of such Loan Party, except that Matthew K. Szot shall be replaced each time he appears in any such Certificate by Betsy Horton, (c) the resolutions attached to each of such Certificate have not been modified, rescinded or altered in any way and are sufficient to authorize the execution and delivery of this Sixth Amendment and the other agreements, documents and instruments executed and delivered in connection herewith, and (d) each Loan Party is and continues to be in good standing in the state of its formation and in all other states where it is qualified or licensed to do business in which the laws thereof require such Loan Party to be so qualified or licensed except where the failure to qualify would not have a material adverse effect.

V. Waiver of Existing Defaults. The Loan Parties hereby acknowledge and agree that (a) the following Event of Default exists under the Loan Agreement (collectively the “Existing Defaults”): (i) the Loan Parties failed to satisfy the minimum Liquidity as of June 15, 2022, in violation of Section 14.2 of the Loan Agreement, and (ii) S&W Seed failed to keep on or more covenants under the Rooster Loan Documents resulting in an event of default thereunder, which might have a Material Adverse Effect on S&W Seed, resulting in an Event of Default under Section 15.3 of the Loan Agreement; and (b) as a result of such Event of Default, Administrative Agent and the Lenders have the right to immediately exercise such of their rights and remedies pursuant to the Loan Agreement and the other Loan Documents as they deem appropriate. Each Loan Party hereby represents and warrants to Administrative Agent and the Lenders that no Event of Default currently exists other than the Existing Defaults set forth above. Subject to the Loan Parties’ full and timely satisfaction of the conditions precedent set forth in this Sixth Amendment, Administrative Agent and the Lenders hereby waive the Existing Defaults; provided that such waiver shall not be or be deemed to be a waiver of any other Event of Default, whether now existing or hereafter arising or occurring, including, without limitation, any future Event of Default arising under Section 14.2 or 15.3 of the Loan Agreement, other than the Existing Defaults for the time periods set forth above.

VI. Conflict. If, and to the extent, the terms and provisions of this Sixth Amendment contradict or conflict with the terms and provisions of the Loan Agreement, the terms and provisions of this Sixth Amendment shall govern and control; provided, however, to the extent the terms and provisions of this Sixth Amendment do not contradict or conflict with the terms and provisions of the Loan Agreement, the Loan Agreement, as amended by this Sixth Amendment, shall remain in and have its intended full force and effect, and Lenders, Administrative Agent and Borrowers hereby affirm, confirm and ratify the same.

VII. Severability. Wherever possible, each provision of this Sixth Amendment shall be interpreted in such manner as to be valid and enforceable under applicable law, but if any provision of this Sixth Amendment is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be severed herefrom and such invalidity or unenforceability shall not affect any other provision of this Sixth Amendment, the balance of which shall remain in and have its intended full force and effect. Provided, however, if such provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to be modified so as to be valid and enforceable to the maximum extent permitted by law.

VIII. Reaffirmation. Each Loan Party hereby reaffirms and remakes all of its respective representations, warranties, covenants, duties, obligations and liabilities contained in the Loan Agreement, as amended hereby, and the other Loan Documents.

IX. Fees, Costs and Expenses. Borrowers agree to pay, upon demand, all fees, costs and expenses of Administrative Agent and Lenders, including, but not limited to, reasonable attorneys’ fees, in connection with the preparation, execution, delivery and administration of this Sixth Amendment and the other agreements, documents and instruments executed and delivered in connection herewith or pursuant hereto.

X. Reservation of Rights. EXCEPT WITH RESPECT TO THE EXISTING DEFAULTS, Administrative Agent and Lenders reserve all of their rights and remedies, including all security interests, assignments and liens pursuant to the Loan Agreement and the other Loan Documents, as well as any rights and remedies at law, in equity or otherwise. EXCEPT WITH RESPECT TO THE EXISTING DEFAULTS, Nothing contained in this Sixth Amendment shall be or be deemed a waiver of any presently existing or any hereafter arising or occurring breach, default or event of default, nor shall preclude the subsequent exercise of any of Administrative Agent’s or Lenders’ rights or remedies.

X. Choice of Law. This Sixth Amendment has been delivered and accepted in Chicago, Illinois, and shall be governed by and construed in accordance with the laws of the State of Illinois, regardless of the laws that might otherwise govern under applicable principles of conflicts of law as to all matters, including matters of validity, construction, effect, performance and remedies.

XI. Counterparts. This Sixth Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. A facsimile or email transmitted executed counterpart to this Sixth Amendment and the other agreements, documents and instruments executed in connection herewith will be deemed an acceptable original for purposes of consummating this Sixth Amendment and such other agreements, documents and instruments; provided, however, each Borrower and each other Loan Party shall be required to deliver to the Administrative Agent original executed signature pages in substitution for said facsimile or email transmitted signature pages upon the Administrative Agent’s request therefor.

XII. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THE LOAN AGREEMENT, AS AMENDED FROM TIME TO TIME, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY OTHER AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

XIII. WAIVER AND RELEASE OF CLAIMS. IN CONSIDERATION OF ADMINISTRATIVE AGENT’S AND EACH LENDER’S EXECUTION AND DELIVERY OF THIS SIXTH AMENDMENT, EACH BORROWER AND EACH OTHER LOAN PARTY HEREBY, INDIVIDUALLY AND COLLECTIVELY, WAIVES, RELEASES AND FOREVER DISCHARGES ADMINISTRATIVE AGENT, EACH LENDER, THEIR PREDECESSORS, PARENTS, SUBSIDIARIES, AFFILIATES, AGENTS, EMPLOYEES, OFFICERS, DIRECTORS, SHAREHOLDERS, ATTORNEYS, LEGAL REPRESENTATIVES, SUCCESSORS AND ASSIGNS, AND EACH OF THEM (EACH A “RELEASED PARTY”), OF AND FROM ANY AND ALL CLAIMS, DEMANDS, COUNTERCLAIMS, SET-OFFS, DEFENSES, DEBTS, OBLIGATIONS, COSTS, EXPENSES, ACTIONS, CAUSES OF ACTION AND DAMAGES OF EVERY KIND, NATURE AND DESCRIPTION WHATSOEVER, KNOWN OR UNKNOWN, FORESEEABLE OR UNFORESEEABLE, LIQUIDATED OR UNLIQUIDATED, AND INSURED OR UNINSURED, WHICH ANY BORROWER OR ANY OTHER LOAN PARTY HERETOFORE, NOW OR FROM TIME TO TIME HEREAFTER OWNS, HOLDS OR HAS BY REASON OF ANY MATTER, CAUSE OR THING WHATSOEVER, ARISING ON OR BEFORE THE DATE OF THIS SIXTH AMENDMENT FROM, RELATING TO OR IN CONNECTION WITH THE LOAN DOCUMENTS, THE OBLIGATIONS, THIS SIXTH AMENDMENT, BORROWERS’ OR ANY OTHER LOAN PARTY’S BANKING OR CASH MANAGEMENT RELATIONSHIP WITH ADMINISTRATIVE AGENT, ANY LENDER OR ANY OTHER RELEASED PARTY OR ANY MATTERS RELATING TO ANY OF THE FOREGOING

[signature pages follow]

In Witness Whereof, Administrative Agent, Lenders, Borrowers and each other Loan Party have caused this Sixth Amendment to be executed and delivered by their duly authorized officers as of the date first set forth above.

BORROWERS:

S&W SEED COMPANY, a Nevada corporation By /s/ Betsy Horton Betsy Horton, Chief Financial Officer	SEED HOLDING, LLC, a Nevada limited liability company By /s/ Betsy Horton Betsy Horton, Manager

STEVIA CALIFORNIA, LLC, a California limited liability company By /s/ Betsy Horton Betsy Horton, Manager

[Signature page to Sixth Amendment to Loan and Security Agreement]

CIBC BANK USA,

as Administrative Agent and as a Lender

By: /s/ Jennifer Kempton______________
Name: Jennifer Kempton

Title: Managing Director

[Signature page to Sixth Amendment to Loan and Security Agreement]

ANNEX 1 – COMMITMENTS

Lender	Revolving Loan Commitment	Percentage
CIBC BANK USA	$18,000,000.00	100.000000000
Total	$18,000,000.00	100.000000000

ANNEX 2 – SUPPLEMENTAL SCHEDULES

Schedule 11.9 – Affiliate Transactions

The Specified Letter of Credit Documents with MFP.